Exhibit 99.1

Apollo Group, Inc.
News Release
APOLLO GROUP, INC. REPORTS FISCAL 2009 FIRST QUARTER RESULTS
▪	First quarter revenue increases approximately 24% year-over-year

▪	First quarter operating income grows 40% year-over-year

▪	Degreed Enrollment reaches 384,900 during the first quarter, an 18% increase year-over-year

▪	First quarter New Degreed Enrollment increases nearly 26% year-over-year
Phoenix, Arizona, January 8, 2009 — Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group,” “Apollo” or “the Company”) today reported financial results for the three months ended November 30, 2008.
Unaudited First Quarter of Fiscal 2009 Results of Operations

Consolidated revenues for the three months ended November 30, 2008, totaled $971.0 million, which represents a 24.4% increase over the first quarter of fiscal 2008. Total Degreed Enrollment in the first quarter grew by 18.4% year-over-year to 384,900. The Company reported net income for the three months ended November 30, 2008, of $180.4 million, or $1.12 per share (160.8 million weighted average diluted shares outstanding), compared to net income of $139.9 million, or $0.83 per share (169.3 million weighted average diluted shares outstanding) for the three months ended November 30, 2007.
“Our year-end momentum carried into the first quarter of fiscal 2009 as we continue to benefit from the significant investments we have made over the past several years and we are very pleased with our results,” said Chas Edelstein, Chief Executive Officer of Apollo Group. “We reported year-over-year operating income growth of approximately 40% on 24% revenue growth, and Degreed Enrollment reached a record 384,900 students during the quarter. While we cannot quantify the significance of the current economy on our growth, we believe we are experiencing a positive impact, and we continue to generate meaningful cash flow. Additionally, our growth is directly impacted by the efforts of our thousands of employees and faculty who are dedicated to providing great academic service and support to our students.”
Mr. Edelstein continued, “Our flagship University of Phoenix contributed significantly to our results, and we are very pleased with the continued growth in bachelor degree seeking students, which is an important market for us. In the first quarter, new degreed enrollment of bachelor students grew close to 20% over the prior year. We are making progress in our other investment areas as well including our online high school, Insight Schools and Apollo Global.”

In conclusion, Mr. Edelstein stated, “We remain optimistic about Apollo Group’s future. We have a strong balance sheet as well as solid operational and academic teams, putting us in a good position to further execute on our strategy and generate long-term shareholder value.”
Instructional costs and services increased by $44.0 million, or 13.2% to $377.3 million for the three months ended November 30, 2008, from $333.3 million in the three months ended November 30, 2007. As a percentage of net revenue, instructional costs and services declined 380 basis points to 38.9% versus 42.7% in the prior year quarter. A predominant contributor to the decline was savings from lower negotiated contract costs from third-party vendors, particularly in financial aid processing where costs declined 140 basis points as a percentage of net revenue. Additionally, the Company continues to benefit from lower classroom lease expenses and depreciation as a percentage of net revenue. Bad debt expense declined 60 basis points as a percentage of net revenue, primarily due to a continued focus on front end collection efforts and improved student retention rates. As compared to the fourth quarter of fiscal 2008, bad debt expense increased 60 basis points, as a percentage of net revenue, due, in part, to the risk of collecting aged receivables given the current economic environment.
Selling and promotional expenses increased by $51.7 million, or 29.2%, to $228.6 million for the three months ended November 30, 2008, from $176.9 million in the three months ended November 30, 2007. As a percentage of net revenue, selling and promotional expenses increased 90 basis points to 23.5%, from 22.6% in the prior year’s first quarter. This was mainly a result of an 80 basis point increase in other selling and promotional expenses principally driven by increases in the Company’s corporate marketing function, including additional employees. The Company continues to invest in marketing to build greater brand identity as well as to drive and support future enrollment growth.
General and administrative (“G&A”) expenses for the three months ended November 30, 2008, increased by $6.9 million, or 13.5%, to $58.2 million, from $51.3 million in the three months ended November 30, 2007. G&A, as a percentage of net revenue, decreased to 6.0% in the first quarter of 2009, versus 6.6% in the comparable period a year ago. The 60 basis point decline is mainly attributable to a decrease in legal costs, share-based compensation expense, and other G&A expense, somewhat offset by higher employee compensation expense, as a percentage of net revenue.
Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the first quarter of fiscal 2009.

Q1 2009
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$944,356
Less: Discounts and other	(42,870)

Degree Seeking Net Revenues (1)	901,486
Non-degree Seeking Revenues (2)	9,281
Other, net of discounts (3)	60,200

$970,967

Revenue by Degree Type (in thousands) (1)
Associates	$327,935
Bachelors	401,633
Masters	197,800
Doctoral	16,988
Less: Discounts and other	(42,870)

$901,486

Degreed Enrollment (rounded to hundreds) (4)
Associates	161,800
Bachelors	146,800
Masters	69,800
Doctoral	6,500

384,900

Degree Seeking Gross Revenues per Degreed Enrollment (1) (4)
Associates	$2,027
Bachelors	2,736
Masters	2,834
Doctoral	2,614
All degrees (after discounts)	2,342

New Degreed Enrollments (rounded to hundreds) (5)
Associates	45,800
Bachelors	26,100
Masters	13,300
Doctoral	1,100

86,300

(1)	Represents revenue from students enrolled in University of Phoenix degree programs and Western International University associate’s degree programs. Also includes revenue from students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(2)	Represents revenue from students participating in University of Phoenix certificate programs less than 18 hours in length, certificate programs with no applicability into a related degree program, single courses and continuing education courses.

(3)	Represents revenues from IPD, CFP, Western International University (excluding associate’s degree students), Insight Schools, Apollo Global and other.

(4)	Represents individual students enrolled in a University of Phoenix degree program or Western International University associate’s degree program who attended a course during the quarter and did not graduate as of the end of the quarter. Degreed Enrollment for a quarter also includes any student who previously graduated from one degree program and started a new University of Phoenix degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree). In addition, Degreed Enrollment includes students participating in University certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(5)	Represents any individual student enrolled in a University of Phoenix degree program who is a new student and started a course in the quarter, any individual student who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of an associate’s degree program returns for a bachelor’s degree program, or a graduate of a bachelor’s degree program returns for a master’s degree program), as well as any individual student who started a program in the quarter and had been out of attendance for greater than 12 months. In addition, New Degreed Enrollment includes students who in the quarter started participating in University of Phoenix certificate programs of at least 18 credit hours in length with some applicability into related degree programs.

Unaudited Balance Sheet
As of November 30, 2008, the Company’s cash, cash equivalents, and marketable securities, excluding restricted cash, totaled $821.3 million as compared to $511.5 million as of August 31, 2008. Restricted cash and student deposits increased by approximately $58.6 million and $42.1 million since August 31, 2008, respectively. These increases were primarily due to increased student enrollment and to increases in Title IV funds available to students.
At November 30, 2008, accounts receivable declined to $200.7 million from $221.9 million at August 31, 2008. Excluding accounts receivable and the associated revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) declined to 26 days at November 30, 2008 as compared to 35 days at November 30, 2007, and 29 days at August 31, 2008. The decrease in DSO is primarily due to improvements in processing time for the receipt of student financial aid.
Total deferred revenue at November 30, 2008, decreased to $217.7 million from $231.3 million at August 31, 2008. The decrease is seasonal in nature and consistent with the Company’s enrollment growth.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 PM Eastern, 3:00 PM Phoenix time, today, Thursday, January 8, 2009. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international). The conference ID number is 77185340. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or at (706) 645-9291 (conf. ID # 77185340) until January 16, 2009.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s distinctive educational programs and services are provided at the high school, undergraduate, graduate and doctoral levels in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world (data as of November 30, 2008).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
-Tables to Follow-

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	November 30,	August 31,
($ in thousands)	2008	2008
Assets:
Current assets
Cash and cash equivalents	$796,902	$483,195
Restricted cash and cash equivalents	442,762	384,155
Marketable securities, current portion	1,397	3,060
Accounts receivable, net	200,695	221,919
Deferred tax assets, current portion	51,696	55,434
Other current assets	26,446	21,780

Total current assets	1,519,898	1,169,543
Property and equipment, net	442,477	439,135
Marketable securities, less current portion	23,001	25,204
Goodwill	81,757	85,968
Intangible assets, net	17,625	23,096
Deferred tax assets, less current portion	102,145	89,499
Other assets	29,691	27,967

Total assets	$2,216,594	$1,860,412

Liabilities and Shareholders’ Equity:
Current liabilities
Accounts payable	$54,796	$46,589
Accrued liabilities	131,182	121,200
Current portion of long-term liabilities	45,178	47,228
Income taxes payable	116,721	6,111
Student deposits	455,438	413,302
Current portion of deferred revenue	217,710	231,179

Total current liabilities	1,021,025	865,609
Deferred revenue, less current portion	7	104
Deferred tax liabilities	2,139	2,743
Long-term liabilities, less current portion	144,831	145,791

Total liabilities	1,168,002	1,014,247

Commitments and contingencies

Minority Interest	11,851	11,956

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	559	—
Apollo Group Class A treasury stock, at cost	(1,725,408)	(1,757,277)
Retained earnings	2,777,084	2,595,340
Accumulated other comprehensive loss	(15,598)	(3,958)

Total shareholders’ equity	1,036,741	834,209

Total liabilities and shareholders’ equity	$2,216,594	$1,860,412

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	November 30,
(in thousands, except per share data)	2008	2007
Net revenue	$970,967	$780,674

Costs and expenses:
Instructional costs and services	377,296	333,289
Selling and promotional	228,585	176,909
General and administrative	58,221	51,281

Total costs and expenses	664,102	561,479

Income from operations	306,865	219,195
Interest income and other, net	1,516	9,650

Income before income taxes and minority interest	308,381	228,845
Provision for income taxes	(128,073)	(88,980)
Minority interest, net of tax	52	—

Net income	$180,360	$139,865

Earnings per share:

Basic income per share	$1.13	$0.84

Diluted income per share	$1.12	$0.83

Basic weighted average shares outstanding	159,138	167,036

Diluted weighted average shares outstanding	160,762	169,289

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	November 30,
($ in thousands)	2008	2007
Cash flows provided by (used in) operating activities:
Net income	$180,360	$139,865
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	15,119	14,924
Excess tax benefits from share-based compensation	(3,950)	(13,165)
Depreciation and amortization	22,897	18,134
Amortization of deferred gain on sale-leaseback	(397)	(446)
Non-cash foreign currency losses, net	2,467	—
Provision for uncollectible accounts receivable	34,857	32,385
Minority interest, net of tax	(52)	—
Deferred income taxes	(8,776)	(2,665)
Changes in assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(21,142)	(26,760)
Other assets	(6,998)	(4,229)
Accounts payable and accrued liabilities	14,666	(29,657)
Income taxes payable	113,475	84,791
Student deposits	42,136	1,854
Deferred revenue	(8,182)	(7,368)
Other liabilities	4,316	175

Net cash provided by operating activities	380,796	207,838

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(30,646)	(18,873)
Additions to land and buildings related to new headquarters	—	(5,241)
Acquisitions, net of cash acquired	—	(47,033)
Purchase of marketable securities	—	(396,660)
Maturities of marketable securities	1,660	401,660
Increase in restricted cash and cash equivalents	(58,607)	(2,285)

Net cash used in investing activities	(87,593)	(68,432)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(11,564)	—
Proceeds from borrowings	13,126	—
Issuance of Apollo Group Class A common stock	18,333	50,848
Class A common stock purchased for treasury	(2,505)	—
Excess tax benefits from share-based compensation	3,950	13,165

Net cash provided by financing activities	21,340	64,013

Exchange rate effect on cash and cash equivalents	(836)	(610)

Net increase in cash and cash equivalents	313,707	202,809
Cash and cash equivalents, beginning of period	483,195	339,319

Cash and cash equivalents, end of period	$796,902	$542,128

Supplemental disclosure of cash flow information
Cash paid during the period for income taxes	$19,270	$6,870
Cash paid during the period for interest	$734	$77
Supplemental disclosure of non-cash investing and financing activities
Credits received for tenant improvements	$2,117	$1,634
Purchases of property and equipment included in accounts payable	$4,838	$6,207
Settlement and reclassification of liability awards	$—	$16,340
Restricted stock units vested and released	$7,362	$—
Unrealized loss on auction-rate securities	$2,203	$—

Apollo Group, Inc. and Subsidiaries
Detailed Expense Tables
(Unaudited)

	Three Months
	Ended November 30,		% of Net Revenue		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Employee compensation and related expenses	$133.5	$113.8	13.7%	14.6%	17.3%
Faculty compensation	87.7	65.7	9.0%	8.4%	33.5%
Classroom lease expenses and depreciation	59.5	52.0	6.1%	6.7%	14.4%
Other instructional costs and services	47.5	44.7	5.0%	5.6%	6.3%
Bad debt expense	34.9	32.4	3.6%	4.2%	7.7%
Financial aid processing costs	10.2	19.6	1.1%	2.5%	(48.0%)
Share-based compensation	4.0	5.1	0.4%	0.7%	(21.6%)

Instructional costs and services	$377.3	$333.3	38.9%	42.7%	13.2%

	Three Months
	Ended November 30,		% of Net Revenue		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Enrollment counselors’ compensation and related expenses	$112.0	$89.0	11.5%	11.4%	25.8%
Advertising	87.9	71.1	9.0%	9.1%	23.6%
Other selling and promotional expenses	27.2	16.1	2.8%	2.0%	68.9%
Share-based compensation	1.5	0.7	0.2%	0.1%	114.3%

Selling and promotional	$228.6	$176.9	23.5%	22.6%	29.2%

	Three Months
	Ended November 30,		% of Net Revenue		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Employee compensation and related expenses	$26.0	$19.9	2.7%	2.5%	30.7%
Share-based compensation	9.6	9.1	1.0%	1.2%	5.5%
Legal, audit, and corporate insurance	5.0	5.7	0.5%	0.7%	(12.3%)
Administrative space and depreciation	7.2	5.9	0.7%	0.8%	22.0%
Other general and administrative expenses	10.4	10.7	1.1%	1.4%	(2.8%)

General and administrative	$58.2	$51.3	6.0%	6.6%	13.5%

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu / Janess Pasinski ~ (602) 557-1719 ~ janess.pasinski@apollogrp.edu
Media Contact:
Wendy Paul ~ (866) 222-8910 ~ wendy.paul@phoenix.edu